UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

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Dear Fellow Shareholder,

We recently filed our proxy statement for our 2022 annual general meeting of shareholders, or the 2022 AGM, with the SEC. I would like to draw your attention to Proposal 4 (referred to in this letter as the Pre-Emption Proposal), which asks you to approve our directors’ authority to issue our ordinary shares for cash without shareholder pre-emptive rights for up to 20% of our issued share capital for an 18-month period as further described below and in our proxy statement. We believe the approval of the Pre-Emption Proposal is vital to the way we intend to advance our business and reflects shareholder feedback and therefore request your support.

Our strategy for growth is rooted in executing commercial launches and ongoing commercialization initiatives; advancing robust research and development programs and delivering impactful clinical results; effectively deploying capital to strengthen the prospects of achieving our short- and long-term goals through strategic corporate development; and delivering strong financial performance.

In light of our strategy for growth and after extensive consideration and reflection on the feedback we received during engagement with our shareholders during the past two years, we have determined at this time that seeking approval for a pre-emption opt-out authority to issue up to 20% of our issued ordinary share capital for cash over the next 18 months would likely provide us with sufficient flexibility to execute on our strategy while being responsive to our shareholders. We also believe these terms provide meaningful protection to shareholders from excessive dilution resulting from issuances of our ordinary shares for cash.

When evaluating the Pre-Emption Proposal, please consider the explanations provided in our proxy statement and below, as well as the fact that our ordinary shares are listed exclusively in the U.S., the competitive nature of the market in which we operate, and our ambitious growth strategy.

REGULATORY FRAMEWORK AND PRIOR AUTHORITIES

When an Irish public limited company issues shares for cash (including rights to subscribe for, convert into or otherwise acquire any shares), unless otherwise authorized by shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis. Under Irish law, our shareholders can authorize our directors to issue shares equivalent to our entire authorized but unissued share capital for a period of up to five years. In this regard, our prior pre-emption opt-out authority had been in place since January 2012 and was renewed by our shareholders in 2016 with over 80% support, in each case covering up to the maximum of our authorized but unissued ordinary share capital for a full five-year period.

At our 2021 annual general meeting of shareholders, or the 2021 AGM, we asked shareholders to renew our prior pre-emption opt-out authority and received support of approximately 64% of voting shareholders. Despite the support of a majority of voting shareholders, the proposal failed due to it being a special resolution requiring at least 75% of the votes cast in favor of the proposal for it to be approved. In September 2021, in response to that vote, and to ensure that we continued to be able to issue ordinary

Jazz Pharmaceuticals plc. registered in Ireland (company number 399192)

Registered Office: Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

Directors: Bruce C. Cozadd - Chairman (USA), Jennifer Cook (USA), Patrick G. Enright (USA),

Peter Gray, Heather Ann McSharry, Seamus Mulligan, Kenneth W. O’Keefe (USA),

Anne O’Riordan, Norbert G. Riedel (DE), Catherine A. Sohn (USA), Mark Smith (USA),

Rick E Winningham (USA)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland T: +353.1.634.7800 F: +353.1.634.7850

shares for cash on a non-pre-emptive basis without shareholder approval, we sought a pre-emption opt-out authority proposal for up to 10% of our issued share capital, which was supported by shareholders.

Our ordinary shares are listed exclusively in the U.S., on the Nasdaq Global Select Market, and the U.S. capital markets are the sole capital markets for our ordinary shares. As such, we follow the rules and regulations of the SEC and the Nasdaq rules and listing standards. We are and will continue to be subject to the same requirements and restrictions as all U.S.-incorporated companies listed on Nasdaq, including Nasdaq Listing Rule 5635(d), which requires shareholder approval prior to issuing shares in a private placement for cash at a price less than the Nasdaq-defined minimum price in an amount that equals 20% or more of a company’s issued share capital.

2022 AGM PRE-EMPTION PROPOSAL IS RESPONSIVE TO OUR SHAREHOLDERS

We have actively engaged with our shareholders over a number of years regarding the share issuance authorities that we are required to obtain as a matter of Irish law. In particular, we engaged extensively on our pre-emption opt-out authority prior to and following the 2021 AGM, and received feedback from some shareholders indicating that they would like to see some limits to the pre-emption opt-out authority with regard to both the duration of the authority and the amount of shares that could be issued without shareholder pre-emptive rights.

After an in-depth analysis of such shareholder feedback as well as a careful consideration of the flexibility we need to execute on our strategy for growth, we reduced both the duration and amount of the pre-emption opt-out authority requested in the Pre-Emption Proposal as follows (relative to our 2021 AGM):

-	We reduced the duration of the requested authority from five years to only 18 months.
-

We significantly reduced the amount of shares that may be issued for cash without shareholder pre-emptive rights from an unlimited amount subject only to our authorized ordinary share capital maximum to no more than 20% of our issued share capital.

WHY PRE-EMPTION AUTHORITY MATTERS TO OUR STRATEGY

Our strategy for growth depends in part on our ability to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value. Many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics.

If the Pre-Emption Proposal is not approved, in each case where we propose to issue ordinary shares for cash consideration after March 23, 2023 (the expiration date of our current pre-emption opt-out authority) and/or beyond the more restrictive limits of our current pre-emption opt-out authority, we would first have to offer those shares on the same or more favorable terms to our existing shareholders pro-rata to their existing shareholdings following a specific Irish statutory procedure and timeline in the absence of a new shareholder approval to dis-apply the pre-emption rights provision to the issuance of those shares. This could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions (particularly since many of the companies with which we compete

Jazz Pharmaceuticals plc. registered in Ireland (company number 399192)

Registered Office: Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

Directors: Bruce C. Cozadd - Chairman (USA), Jennifer Cook (USA), Patrick G. Enright (USA),

Peter Gray, Heather Ann McSharry, Seamus Mulligan, Kenneth W. O’Keefe (USA),

Anne O’Riordan, Norbert G. Riedel (DE), Catherine A. Sohn (USA), Mark Smith (USA),

Rick E Winningham (USA)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland T: +353.1.634.7800 F: +353.1.634.7850

strategically are listed and incorporated in the U.S. and are not subject to similar pre-emption right restrictions), and might make it difficult for us to complete such transactions in a timely manner or at all, thus potentially limiting our ability to further our strategy for growth by deploying capital to meet strategic goals that are in the best interests of our shareholders.

CONCLUSION

This is an important time for us as we continue to develop as a sustainable and innovative global biopharmaceutical leader. As we approach the 2022 AGM, we would ask you to consider this information, as well as our efforts to present a proposal aligned with shareholder feedback, before finalizing your voting decision on the Pre-Emption Proposal. As always, we welcome feedback from you and would be happy to discuss any of the details below by arranging a call during June or early July. If you would like to have a call, have any questions, or provide feedback through writing, please feel free to contact me through our company secretary, Aislinn Doody (aislinn.doody@jazzpharma.com).

Yours sincerely,

/s/ Bruce Cozadd

Bruce Cozadd

Chairman & CEO

Jazz Pharmaceuticals plc. registered in Ireland (company number 399192)

Registered Office: Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

Directors: Bruce C. Cozadd - Chairman (USA), Jennifer Cook (USA), Patrick G. Enright (USA),

Peter Gray, Heather Ann McSharry, Seamus Mulligan, Kenneth W. O’Keefe (USA),

Anne O’Riordan, Norbert G. Riedel (DE), Catherine A. Sohn (USA), Mark Smith (USA),

Rick E Winningham (USA)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland T: +353.1.634.7800 F: +353.1.634.7850